Filed pursuant to Rule 424(b)(3)
Registration No. 333-256659

PROSPECTUS SUPPLEMENT No. 1

(To Prospectus Dated June 11, 2021)

Garrett Motion Inc.

52,471,709 Shares of Common Stock

243,265,707 Shares of Series A Cumulative Convertible Preferred Stock

243,265,707 Shares of Common Stock Issuable Upon Conversion of Series A

Cumulative Convertible Preferred Stock

This prospectus supplement No. 1 supplements the prospectus dated June 11, 2021 (the “Prospectus”) filed pursuant to the Securities Act of 1933, as amended, by Garrett Motion Inc. Pursuant to the Prospectus, this prospectus supplement relates to the offer and sale by the selling security holders identified in the Prospectus of up to (i) 243,265,707 shares of our Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) 52,471,709 shares of our common stock, par value $0.001 per share (the “Common Stock” and together with the Series A Preferred Stock, the “Securities”) and (iii) 243,265,707 shares of our Common Stock issuable upon conversion of the Series A Preferred Stock.

This prospectus supplement incorporates into the Prospectus the information contained in our attached:

•	Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on July 21, 2021.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Our Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GTX.”

The Series A Preferred Stock has been assigned the symbol “GTXAP” for quoting and trading in the over-the-counter market. We have not listed the Series A Preferred Stock on Nasdaq or on any other national securities exchange or any other nationally recognized trading system. There can be no assurance that an active trading market will develop in shares of the Series A Preferred Stock.

Investing in our Securities involves a high degree of risk. Please see “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our Securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 21, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2021

GARRETT MOTION INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-38636	82-4873189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16, Rolle, Switzerland		1180
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +41 21 695 30 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03 Material Modification to Rights of Security Holders.

As previously reported, on April 30, 2021, Garrett Motion Inc., (the “Company”) filed the Certificate of Designations (the “Certificate of Designations”) for the Series A Cumulative Convertible Preferred Stock (the “Series A”) of the Company with the Secretary of State of Delaware.

On July 21, 2021, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Designations of the Company amending the terms of the Series A as described in item 5.03 below.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 21, 2021, the Company filed the Certificate of Amendment to the Certificate of Designations of the Company. The Certificate of Amendment became effective upon filing. The Certificate of Amendment amended Section 4(c) of the Certificate of Designations to permit payment of a dividend or making of a distribution on junior stock even if there are cumulative accrued and unpaid dividends on the Series A that have not been paid in full or the full dividend for the then current dividend period has not been paid or declared and set aside for payment, notwithstanding limitations on payment of dividends on junior stock in such circumstances as set forth in the Certificate of Designations, provided that (x) the holders of the Series A also participate in such dividends or distributions, (y) such dividends or distributions are made on or prior to December 31, 2022, and (z) the full board of directors of the Company has ratified the Disinterested Directors’ Committee’s declaration of any such dividend or distribution.

The foregoing description of the Certificate of Amendment does not purport to be complete and is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment of Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Garrett Motion Inc., filed with the Delaware Secretary of State on July 21, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2021	Garrett Motion Inc.

	By:	/s/ Jérôme Maironi
Jérôme Maironi
Senior Vice President, General Counsel and Corporate Secretary

Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS OF SERIES A CUMULATIVE CONVERTIBLE

PREFERRED STOCK

OF

GARRETT MOTION INC.

GARRETT MOTION INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The Certificate of Designations of Series A Cumulative Convertible Preferred Stock (par value $0.001 per share) (the “Series A Preferred Stock”) of the Corporation (the “Certificate of Designations”) is hereby amended as follows:

1.	Section 4(c) of the Certificate of Designations is hereby replaced in its entirety with the following:

Priority of Dividends. So long as any share of Series A remains outstanding, no dividend whatsoever shall be paid or declared and no Distribution shall be made on any class of Common Stock or any future class of Preferred Stock established hereafter by the Board of Directors (other than Dividend Parity Stock or Dividend Senior Stock) (collectively, referred to as the “Dividend Junior Stock”), other than a dividend payable solely in Dividend Junior Stock, and no shares of Dividend Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of Dividend Junior Stock for or into another share of Dividend Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Junior Stock), unless (i) all cumulative accrued and unpaid Preference Dividends on all outstanding shares of Series A have been paid in full and the full dividend thereon for the then current Preference Dividend Period has been paid or declared and set aside for payment and (ii) all prior redemption requirements with respect to Series A have been complied with; provided that the Disinterested Directors’ Committee may declare, and the Corporation may pay or make, a dividend or Distribution on any Dividend Junior Stock even if there are cumulative accrued and unpaid Preference Dividends that have not been paid in full or the full dividend for the then current Preference Dividend Period has not been paid or declared and set aside for payment, but only if (x) the Holders shall also participate in such dividend or Distribution pursuant to Section 4(b), (y) such dividend or Distribution is made on or prior to December 31, 2022, and (z) the full Board has ratified the Disinterested Directors’ Committee’s declaration of such dividend or Distribution. For the avoidance of doubt, the declaration and payment of a dividend or making of any Distribution on any Dividend Junior Stock in which Holders shall participate pursuant to Section 4(b) in accordance with the foregoing proviso shall not obligate the Corporation to pay any Preference Dividends pursuant to Section 4(a). When Preference Dividends are not paid in full upon the shares of Series A and any future class of Preferred Stock established hereafter by the Board of Directors with the vote or written consent of a Majority In Interest, the terms of which expressly provide that such class ranks pari passu with the Series A as to rights to payment of dividends (collectively, referred to as the “Dividend Parity Stock”), all Preference Dividends declared upon shares of Series A and all dividends declared upon Dividend Parity Stock shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid Preference Dividends per share on the shares of Series A and all accrued but unpaid dividends per share on all such Dividend Parity Stock bear to each other. Subject to the foregoing and subject to Section 4(b), the Corporation may pay such dividends (payable in cash, stock or otherwise) as may be declared by the Board of Directors on any Dividend Junior Stock from time to time out of any funds legally available therefor.

SECOND: The foregoing amendment has been duly approved by the Board of Directors of the Corporation.

THIRD: The holders of a majority of the outstanding shares of Series A Preferred Stock, representing the votes necessary to authorize such action and acting by written consent, approved the adoption of the foregoing amendment.

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jérôme Maironi, its Senior Vice President, General Counsel and Corporate Secretary, this 21st day of July, 2021.

GARRETT MOTION INC.

By:	/s/ Jérôme Maironi
Name: Jérôme Maironi
Title: Senior Vice President, General Counsel and Corporate Secretary